Exhibit 99.1

News Release

STANDARD PACIFIC CORP. REPORTS 39% INCREASE IN FISCAL 2005 EPS TO $6.30 ON REVENUES OF $4.0 BILLION

Financial and Operating Highlights – 2005 Fiscal Year vs. 2004 Fiscal Year

•	Earnings per share up 39% to a record $6.30 vs $4.54 last year

•	Record net income of $441 million, up 40% year over year

•	Record homebuilding revenues of $4.0 billion, up 19% over 2004

•	Record 11,411* new home deliveries, up 29% from last year

•	Homebuilding gross margin up 280 bps to 27.2%

•	Record Adjusted Homebuilding EBITDA** of $791 million, up 31%, and an EBITDA margin of 19.8%

Financial and Operating Highlights – 2005 Fourth Quarter vs. 2004 Fourth Quarter

•	Earnings per share up 10% to a record $2.22 vs. $2.01 last year

•	Record net income of $154.9 million, up 12%

•	Homebuilding revenues up 8% to a record $1.27 billion

•	Record 3,558* new home deliveries, up 24% from last year

•	Homebuilding gross margin up 80 basis points to 27.7%

•	Record Adjusted Homebuilding EBITDA** of $274 million, an increase of 10% over 2004, and an EBITDA margin of 21.6%

•	LTM return on average equity of 29.0%, up 140 basis points

•	2,154* new home orders and quarter-end backlog of 6,276* homes, valued at a record $2.3 billion, up 9%

EPS Guidance for 2006 maintained at $6.90, an increase of 10% year-over-year.

IRVINE, CALIFORNIA, February 2, 2006, Standard Pacific Corp. (NYSE:SPF) today reported the Company’s 2005 fourth quarter and fiscal year operating results.

Stephen J. Scarborough, Chairman and Chief Executive Officer, stated, “2005 marks the tenth consecutive year of revenue and earnings growth for the Company and the most successful year in the Company’s 39-

*	Excludes the Company’s unconsolidated joint ventures.

**	For a definition of Adjusted Homebuilding EBITDA and a reconciliation of net income to Adjusted Homebuilding EBITDA and cash flows from operating activities to Adjusted Homebuilding EBITDA, please see the Selected Financial Data included herewith.

year history. Over this ten-year period our revenues and earnings per share increased at compound annual rates of 28% and 53%, respectively.”

“We had an extremely strong fourth quarter with earnings up 10% to $2.22 per share. This is on top of a 72% increase in earnings per share in last year’s fourth quarter. And our earnings for the full year increased 39% to $6.30 per share following a 49% increase the previous year. The fourth quarter and full year earnings were driven by solid gains in delivery unit volume and healthy increases in our homebuilding gross margin percentage. And consistent with our commitment to maximize long-term shareholder value, we continued to generate outstanding financial returns. Our strong operating performance, combined with a disciplined focus on efficient asset utilization, resulted in a 29.0% LTM return on average stockholders’ equity, up 140 basis points from 2004.”

“Notwithstanding the demands on capital associated with our growth, we have continued to maintain a strong balance sheet. We ended the year with over $1.7 billion in shareholders’ equity and modest homebuilding leverage. At the same time, we increased our lot position 45% year over year and have been able to maintain a 3 to 4 year supply of land in our increasingly constrained markets. Our strong balance sheet and land position provide a solid platform to fuel our internal growth going forward.”

Mr. Scarborough continued, “Looking forward to 2006, we are targeting 13,000 deliveries, excluding 475 joint venture homes, and revenues approaching $5.0 billion, up 14% and 24%, respectively. Our expectations for the year are bolstered by our backlog of nearly 6,300 homes, valued at $2.3 billion, representing nearly 50% of our 2006 full year delivery projection, including at least 65% of our projected 2006 Arizona and Florida deliveries.”

“Our business plan for 2006 reflects our current view that many of our housing markets are moderating from the unsustainable pace of the past few years and that demand for new homes will adjust to more normalized and sustainable levels resulting in generally lower absorption rates on a project-by-project basis. At the same time, we plan to open approximately 150 new projects during the year, up 63% over 2005, which should help drive a 32% year-over-year increase in our community count by the end of the second quarter to 220 projects and support our projected increase in deliveries for 2006. These new communities represent a well-balanced mix of product and price points with the openings evenly split between the first half and the second half of the year.”

“For 2006, we are maintaining our earnings guidance at $6.90 per share, a 10% year-over-year increase. We are also providing initial earnings’ guidance for the first quarter of 2006 of $1.25 per share, up 6% from last year’s first quarter earnings. During the quarter, we are targeting 2,475 deliveries, excluding 35 joint venture homes, and homebuilding revenues of $885 million.”

Mr. Scarborough added, “Our strong operating performance and growth continue to validate the fundamental soundness of our multi-faceted business model which emphasizes a commitment to our existing markets while opportunistically entering new markets that provide us with substantial long-term growth potential. We have entered six new states and 19 new markets over the last seven years, significantly altering the geographic composition of the Company and providing a more diversified base of operations. During the year, we entered San Antonio, where we expect to be a top-5 builder in only our first full year of operations, and Las Vegas, where our new start up operation gained an important foothold as a partner in a consortium that will develop a 12,000 home master-planned community in North Las Vegas.”

“We remain confident in our long-term prospects for growth. This confidence is no more evident than by our recent stock buyback activity. During the fourth quarter we repurchased over 1.2 million shares, extending our buyback string to 10 consecutive years. And to provide for additional buyback capacity, our Board approved a new $100 million repurchase plan this week.”

Mr. Scarborough concluded, “As we complete another record breaking year and begin what is expected to be another solid year, I want to offer my heartfelt appreciation to all of the loyal employees and business associates of Standard Pacific whose tremendous efforts have been vital to our success and growth over the years. It is this talented team of homebuilding professionals, combined with our Company’s rich and enduring culture, that has played a big part in the successful growth of the Company. During the year, the Company received a number of prestigious accolades in recognition of our growth and financial performance. We are proud to have been named for the sixth consecutive year to the Forbes Platinum 400 list of America’s Best Big Companies and to Fortune’s list of the 100 Fastest Growing Companies. In addition, we are on the threshold of becoming a Fortune 500 company based on our 2005 results.”

Homebuilding Operations

Homebuilding pretax income for the 2005 fourth quarter increased 11% to $247.9 million from $223.8 million in the year earlier period. The increase in pretax income was driven by an 8% increase in homebuilding revenues, an 80 basis point improvement in the Company’s homebuilding gross margin percentage, and a $15.1 million increase in homebuilding joint venture income. These positive factors were partially offset by a 150 basis point increase in our SG&A rate.

Homebuilding revenues for the 2005 fourth quarter increased 8% to $1.27 billion from $1.17 billion last year. The increase in revenues was attributable to a 24% increase in new home deliveries (exclusive of joint ventures), partially offset by a 12% decrease in our consolidated average home price to $351,000.

The 24% increase in new home deliveries companywide was influenced by the following regional trends: During the 2005 fourth quarter, the Company delivered 989 new homes in California (exclusive of joint ventures), a 12% decrease from the 2004 fourth quarter. Deliveries were up 7% in Southern California to 769 new homes (excluding 22 joint venture deliveries) reflecting the pickup in orders in the first half of 2005 in the Company’s Southern California markets. Deliveries were down 47% in Northern California to 220 new homes (excluding 44 joint venture deliveries), and primarily reflects the decrease in new home orders in the first half of 2005 due to the reduction in new homes available for sale, particularly in the San Francisco Bay area, resulting from a decrease in the number of active selling communities. The decrease in active selling communities was principally due to the rapid sell out of projects during late 2004 and the first half of 2005. In Florida, where the Company had been steadily increasing the number of active selling communities, the Company delivered 1,038 new homes in the fourth quarter of 2005, representing a 17% year-over-year increase. The Company delivered 553 homes (excluding 4 joint venture deliveries) during the 2005 fourth quarter in Arizona, a 27% increase from the 2004 fourth quarter. The increase in new home deliveries in the state was due to higher new home order levels in Phoenix during the fourth quarter of 2004 and the first quarter of 2005 reflecting strong demand for new housing. In the Carolinas, deliveries were up 104% to 351 new homes driven primarily by order growth from new community openings and improving market conditions. New home deliveries were up 346% in Texas to 504 new homes, driven by new community growth and improving market conditions in Dallas and Austin, combined with the delivery of 250 new homes from our newly acquired San Antonio division. Deliveries were off 8% in Colorado year-over-year as a result of a decrease in new orders in the second quarter of 2005.

During the 2005 fourth quarter, the Company’s average home price declined 12% year-over-year to $351,000. The lower average selling price was attributable to the shifting geographic mix of our new home deliveries whereby 72% of this year’s consolidated fourth quarter deliveries were from outside of California compared to 61% last year (exclusive of joint venture homes). The average home prices in our non-California divisions are substantially lower than those in California. Our average home price in California was $687,000 for the fourth quarter of 2005, a 1% increase from the year earlier period. The relatively flat average home price reflects the impact of delivering a greater percentage of our homes in California from the more affordable Inland Empire, Ventura, and Bakersfield divisions. The impact on our California average home price from the geographic mix shift was more than offset by the general level of price increases experienced in the state. Our average price in Florida was up 8% from the year ago period to $240,000, and primarily reflects the impact of general price increases throughout the state. Our average price in Arizona was up 32% to $237,000, primarily reflecting the strong level of price increases experienced in Phoenix over the past several quarters. Our average price was up 4% in the Carolinas and primarily reflected a change in delivery mix. Our average prices in Texas and Colorado were down 26% and 5%, respectively, reflecting shifts in our product mix to more affordable homes, and the addition of San Antonio during the year. The average home price in our new San Antonio division was $140,000. For 2006, we expect that our average home price will increase approximately $33,000, or 10%, to $380,000. We are projecting a 2006 first quarter average home price of $356,000, up slightly over the 2005 first quarter average. The increase in the first quarter and full year average home price primarily reflects the significant increase in new home prices experienced in the Phoenix market in 2005 and the moderate level of price increases experienced in the California and Florida markets over the same time period.

The Company’s fourth quarter homebuilding gross margin percentage was up 80 basis points year-over-year to 27.7%. The increase in the year-over-year gross margin percentage was driven primarily by a slightly higher margin in California and meaningfully higher margins in Florida and Arizona. Margins in the Carolinas, Texas, and Colorado, while generally improving, were still below our company-wide average and generally reflected the impact of softer housing market conditions in those regions and the less supply-constrained nature of those markets. The higher overall gross margin percentage reflected our ability to raise home prices in most of our California markets during 2005 as a result of healthy housing demand combined with a constrained supply of buildable land. The higher year-over-year margins in Florida and Arizona reflected strong demand for new homes during 2004 and 2005 combined with increasing volume and cost efficiencies. Our homebuilding gross margin percentage for the 2006 first quarter is expected to be in the 27.0% to 28.0% range, while our margin for the full year is expected to be approximately 25.0%. Our 2006 full year gross margin guidance reflects a stable new home price environment, consistent with past practices, and budgets in some markets for sales incentives.

Selling, general and administrative expenses (including corporate G&A) for the 2005 fourth quarter increased 150 basis points to 10.5% of homebuilding revenues compared to 9.0% last year. The higher level of SG&A expenses as a percentage of homebuilding revenues was due to (1) the shifting geographic mix of our deliveries, where our non-California operations generally incur higher levels of SG&A expenses as a percentage of revenues, (2) an increase in equity-based compensation, including the cost of expensing stock options, and (3) overhead incurred in connection with our start-up operations in San Antonio, Bakersfield, the Central Valley of California and Las Vegas. Our projected SG&A rate for 2006 is expected to be approximately 11.0%, while the 2006 first quarter rate is expected to be approximately 13.0%.

Income from unconsolidated joint ventures was up $15.1 million for the 2005 fourth quarter to $27.8 million. The higher level of venture profits was driven by a $15.8 million increase in income from joint venture land sales to other builders, partially offset by a $700,000 decrease in joint venture homebuilding income. Deliveries from the Company’s unconsolidated homebuilding joint ventures totaled 70 new homes in the 2005 fourth quarter versus 82 last year. For 2006, we expect to generate approximately $75-$80 million in total joint venture income from approximately 475 new home deliveries and $35 million in profits from joint venture land sales to other builders. For the 2006 first quarter, we are projecting to generate $13 million in total venture income from the delivery of approximately 35 joint venture homes and $8 million in venture land sale income.

New orders companywide for the fourth quarter of 2005 totaled 2,154 homes (excluding 64 from unconsolidated joint ventures), an 11% decrease from the 2004 fourth quarter. The overall decline in orders resulted from the delay in a number of new community openings during the quarter as well as a slowing of demand in some of the Company’s markets from the unsustainable pace of the past several quarters. Even with this moderation in demand, the Company believes that current conditions are generally healthy in its three largest markets: California, Florida, and Arizona, while conditions are generally improving in the Carolinas, Texas and Colorado.

Excluding joint ventures, new home orders were up 11% year over year in Southern California on a 12% higher average community count, reflecting healthy demand for new homes and the generally supply-constrained nature of the Southern California region. In Northern California, new home orders were down 74% on a 29% lower average community count. The decrease in new home orders reflects a slowdown in order activity from the robust pace in 2004, an increased level of cancellations and a significant reduction in new communities from the 2004 level due to rapid sellouts in many San Francisco Bay Area projects earlier in 2005. New home orders were down 38% in Florida on a 6% decrease in active selling communities. A number of factors contributed to the decrease in Florida order activity: (1) continued intentional slowing of orders to better align production and sales, (2) limiting the number of investor sales, (3) a long and severe hurricane season, (4) decreased traffic, and (5) a modest increase in the cancellation rate. The Company still believes that, overall, demand for housing in Florida remains healthy. In Arizona, new home orders were down 19% on a 44% higher average community count. While the Phoenix market has experienced an adjustment in its market tone from the unsustainable pace of the last several quarters, the Company saw its order comparisons improve in December with the opening of several new communities during the quarter. The Company is still intentionally limiting the weekly number of homes available for sale at some of its Phoenix projects to address long construction cycle times. Cycle times have increased in Phoenix as a result of the tightening supply of construction labor and materials brought on by the record level of demand for new homes in this market. Orders were up 15% in the Carolinas on a flat community count, and up 176% in Texas on a 65% higher average community count. The Texas total for the 2005 fourth quarter includes 211 new home orders from 16 communities generated from the Company’s new San Antonio division. In Colorado, orders were up 10% on a flat community count. Economic conditions in the Company’s Carolina, Texas and Colorado markets continue to improve and are expected to contribute to improved housing market conditions going forward. In addition, we generated 32 orders during the fourth quarter from our new homebuilding joint venture in Chicago.

The Company’s cancellation rate for the 2005 fourth quarter was 25%, up from the year earlier rate of 17%. The Company’s cancellation rate was noticeably higher in Northern California, up modestly in Florida while generally in line with the year earlier rates in Arizona and Southern California.

The level of new home orders for the 2005 fourth quarter resulted in a strong fourth quarter backlog of 6,276 presold homes (excluding 203 joint venture homes) valued at a record $2.3 billion (excluding $118 million of joint venture backlog), an increase of 9% from the December 31, 2004 backlog value.

The Company ended the year with 181 active selling communities (excluding 5 joint venture communities), an 8% increase over the year earlier period. The Company is projecting to open approximately 150 new communities during 2006 with the openings evenly split between the first half and the second half of the year. As a result, the Company is targeting 220 active communities by mid year and 240 to 250 by the end of 2006.

Financial Services

In the 2005 fourth quarter, the Company generated pretax income of $1.2 million from the Company’s financial services subsidiary, which currently offers mortgage-banking services to our homebuyers in California, Arizona, Texas, and South Florida, up 10% from the year earlier period. The increase in income was primarily driven by a higher volume of loan sales, partially offset by a lower margin on loans sold.

Financial services joint venture income, which is derived from mortgage banking joint ventures with third party financial institutions currently operating in conjunction with our homebuilding divisions in Colorado, the Carolinas, and Tampa, Orlando and Southwestern Florida, was up 11% to $635,000. The higher level of income was primarily due to an increase in the number of new home deliveries in these markets.

Proposed Acquisition

The Company and The Beechwood Organization, a New York-based homebuilder, have jointly elected to discontinue the previously announced discussions regarding the Company’s potential acquisition of Beechwood’s homebuilding operations.

Earnings Conference Call

A conference call to discuss the Company’s 2005 fourth quarter earnings will be held at 11:00 am Eastern time tomorrow, Friday, February 3, 2006. The call will be broadcast live over the Internet and can be accessed through the Company’s website at http://phx.corporate-ir.net/phoenix.zhtml?c=95153&p=irol-irhome. The call will also be accessible via telephone by dialing (800) 967-7134. The entire audio transmission with the synchronized slide presentation will also be available on our website for replay within 2 to 3 hours following the live broadcast. A replay of the conference call will also be available by dialing (888) 203-1112 (Passcode: 6437094).

Standard Pacific, one of the nation’s largest homebuilders, has built homes for more than 82,000 families during its 40-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in some of the strongest housing markets in the country with operations in major metropolitan areas in California, Florida, Arizona, the Carolinas, Texas, Colorado, and Nevada. The Company provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures, Family Lending Services, WRT Financial, Westfield Home Mortgage, Home First Funding, Universal Land Title of South Florida and SPH Title. For more information about the Company and its new home developments, please visit our website at: www.standardpacifichomes.com.

This news release contains forward-looking statements. These statements include but are not limited to statements regarding: the soundness of the Company’s business model; the expected market rank of the Company’s San Antonio operations for 2006; moderation of the Company’s housing markets and that housing demand will adjust to more normalized and sustainable levels resulting in lower absorption rates; the Company’s solid platform for internal growth and its long term prospects for growth; the strength of the Company’s balance sheet; housing market conditions in the markets in which the Company operates; orders and backlog; the Company’s three to four year lot supply; expected new community openings and active subdivisions; the Company’s expected earnings, earnings per share, deliveries and revenues; the Company’s expected SG&A rate; expected average home prices; expected homebuilding gross margins; expected joint venture income and deliveries; and the Company becoming a Fortune 500 company. Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors — many of which are out of our control and difficult to forecast — that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; the demand for and affordability of single-family homes; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of our business; governmental regulation, including the impact of “slow growth” or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; adverse weather conditions and natural disasters; environmental matters; risks relating to our mortgage banking operations, including hedging activities; future business decisions and our ability to successfully implement our operational, growth and other strategies; litigation and warranty claims; and other risks discussed in our filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2004. We assume no, and hereby disclaim any, obligation to update any of the foregoing or any other forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact:

Andrew H. Parnes, Executive Vice President-Finance & CFO (949) 789-1616, aparnes@stanpac.com or Lloyd H. McKibbin, Vice President & Treasurer (949) 789-1603, lmckibbin@stanpac.com.

(end of text, tables follow)

STANDARD PACIFIC CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Homebuilding:
Revenues	$1,267,716	$1,171,275	$3,993,082	$3,341,600
Cost of sales	(916,073)	(856,488)	(2,908,422)	(2,525,797)

Gross margin	351,643	314,787	1,084,660	815,803

Selling, general and administrative expenses	(133,239)	(104,879)	(439,850)	(343,869)
Income from unconsolidated joint ventures	27,774	12,706	58,944	43,415
Other income (expense)	1,692	1,223	746	(6,203)

Homebuilding pretax income	247,870	223,837	704,500	509,146

Financial Services:
Revenues	4,935	4,969	18,279	12,854
Expenses	(3,716)	(3,863)	(14,821)	(12,323)
Income from unconsolidated joint ventures	635	571	2,252	2,491
Other income	138	139	604	448

Financial services pretax income	1,992	1,816	6,314	3,470

Income before taxes	249,862	225,653	710,814	512,616
Provision for income taxes	(94,970)	(86,817)	(269,830)	(196,799)

Net Income	$154,892	$138,836	$440,984	$315,817

Earnings Per Share:
Basic	$2.29	$2.07	$6.52	$4.69
Diluted	$2.22	$2.01	$6.30	$4.54
Weighted Average Common Shares Outstanding:
Basic	67,631,302	67,021,708	67,621,717	67,374,432
Diluted	69,775,652	69,164,716	69,969,466	69,572,206
Cash dividends per share	$0.04	$0.04	$0.16	$0.16

Selected Operating Data

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
New homes delivered:
Southern California	769	717	1,993	2,141
Northern California	220	413	1,173	1,166

Total California	989	1,130	3,166	3,307

Florida	1,038	884	3,576	2,345
Arizona	553	435	2,014	1,676
Carolinas	351	172	1,032	507
Texas	504	113	1,162	561
Colorado	123	134	461	421

Consolidated total	3,558	2,868	11,411	8,817

Unconsolidated joint ventures:
Southern California	22	—	66	78
Northern California	44	81	203	194
Arizona	4	1	14	2

Total unconsolidated joint ventures	70	82	283	274

Total (including joint ventures)	3,628	2,950	11,694	9,091

Average selling prices of homes delivered:
California (excluding joint ventures)	$687,000	$679,000	$680,000	$646,000
Florida	$240,000	$222,000	$231,000	$222,000
Arizona (excluding joint venture)	$237,000	$179,000	$216,000	$183,000
Carolinas	$165,000	$158,000	$160,000	$152,000
Texas	$185,000	$250,000	$204,000	$242,000
Colorado	$308,000	$324,000	$320,000	$306,000
Consolidated (excluding joint ventures)	$351,000	$398,000	$347,000	$375,000
Unconsolidated joint ventures	$798,000	$693,000	$732,000	$658,000
Total (including joint ventures)	$360,000	$406,000	$357,000	$383,000
Net new orders:
Southern California	404	363	2,330	1,958
Northern California	78	295	732	1,422

Total California	482	658	3,062	3,380

Florida	458	738	3,049	3,418
Arizona	497	612	1,976	2,298
Carolinas	191	166	1,074	607
Texas	434	157	1,378	647
Colorado	92	84	460	461

Consolidated total	2,154	2,415	10,999	10,811

Unconsolidated joint ventures:
Southern California	18	1	138	20
Northern California	14	69	127	230
Arizona	—	1	42	4
Illinois	32	—	32	—

Total unconsolidated joint ventures	64	71	339	254

Total (including joint ventures)	2,218	2,486	11,338	11,065

Selected Operating Data (continued)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Average number of selling communities during the period:
Southern California	29	26	27	24
Northern California	12	17	13	20

Total California	41	43	40	44

Florida	50	53	52	49
Arizona	23	16	16	16
Carolinas	17	17	19	13
Texas	38	23	29	21
Colorado	13	13	12	13

Consolidated total	182	165	168	156

Unconsolidated joint ventures:
Southern California	1	1	2	1
Northern California	2	4	3	4
Arizona	—	1	1	1
Illinois	—	—	—	—

Total unconsolidated joint ventures	3	6	6	6

Total (including joint ventures)	185	171	174	162

	At December 31,
	2005	2004
Backlog (in homes):
Southern California	1,038	701
Northern California	298	739

Total California	1,336	1,440

Florida	2,276	2,803
Arizona	1,418	1,456
Carolinas	207	165
Texas	829	270
Colorado	210	211

Consolidated total	6,276	6,345

Unconsolidated joint ventures:
Southern California	97	25
Northern California	43	119
Arizona	31	3
Illinois	32	—

Total unconsolidated joint ventures	203	147

Total (including joint ventures)	6,479	6,492

Selected Operating Data (continued)

	At December 31,
	2005	2004
Backlog (estimated dollar value in thousands):
Southern California	$738,135	$484,328
Northern California	220,436	494,203

Total California	958,571	978,531

Florida	612,362	640,922
Arizona	433,491	294,648
Carolinas	34,961	26,099
Texas	156,602	61,174
Colorado	68,882	75,351

Consolidated total	2,264,869	2,076,725

Unconsolidated joint ventures:
Southern California	64,628	21,250
Northern California	31,073	76,899
Arizona	8,841	848
Illinois	13,920	—

Total unconsolidated joint ventures	118,462	98,997

Total (including joint ventures)	$2,383,331	$2,175,722

Building sites owned or controlled:
Southern California	15,795	11,704
Northern California	7,891	5,047

Total California	23,686	16,751

Florida	15,814	15,474
Arizona	12,371	9,858
Carolinas	5,335	3,773
Texas	13,251	3,157
Colorado	1,611	2,489
Nevada	2,255	—
Illinois	220	—

Total (including joint ventures)	74,543	51,502

Total building sites owned	54,374	25,832
Total building sites optioned	8,785	17,355
Total joint venture lots	11,384	8,315

Total (including joint ventures)	74,543	51,502

Completed and unsold homes:
Consolidated	318	202
Joint Ventures	3	6

Total (including joint ventures)	321	208

Homes under construction:
Consolidated	6,080	5,787
Joint Ventures	534	157

Total (including joint ventures)	6,614	5,944

Selected Financial Data

	Three Months Ended December 31,
	2005		2004
	(Dollars in thousands)
Net income	$154,892		$138,836
Net cash provided by (used in) operating activities	$134,479		$356,438
Net cash provided by (used in) investing activities	$(69,842)		$(39,826)
Net cash provided by (used in) financing activities	$(51,296)		$(183,277)
Adjusted Homebuilding EBITDA(1)	$274,176		$250,325
Homebuilding SG&A as a percentage of homebuilding revenues	10.5%		9.0%
Homebuilding interest incurred and capitalized to inventories owned	$27,146		$20,952
Ratio of LTM Adjusted Homebuilding EBITDA to homebuilding interest incurred	8.3	x	6.9	x

(1)	Adjusted Homebuilding EBITDA means net income (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) expensing of previously capitalized interest included in cost of sales, (c) material noncash impairment charges, if any, (d) homebuilding depreciation and amortization, (e) amortization of stock-based compensation, (f) income from unconsolidated joint ventures and (g) income from financial services subsidiary. Other companies may calculate Adjusted Homebuilding EBITDA (or similarly titled measures) differently. We believe Adjusted Homebuilding EBITDA information is useful to investors as a measure of our ability to service debt and obtain financing. However, it should be noted that Adjusted Homebuilding EBITDA is not a U.S. generally accepted accounting principles (“GAAP”) financial measure. Due to the significance of the GAAP components excluded, Adjusted Homebuilding EBITDA should not be considered in isolation or as an alternative to net income, cash flow from operations or any other operating or liquidity performance measure prescribed by GAAP.

The tables set forth below reconcile net cash provided by (used in) operating activities and net income, calculated and presented in accordance with GAAP, to Adjusted Homebuilding EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(Dollars in thousands)
Net cash provided by (used in) operating activities	$134,479	$356,438	$(205,244)	$99,667
Add:
Income taxes	94,970	86,817	269,830	196,799
Expensing of previously capitalized interest included in cost of sales	21,170	20,850	64,580	59,382
Less:
Income from financial services subsidiary	1,219	1,106	3,458	531
Depreciation and amortization from financial services subsidiary	147	136	580	472
Loss on early extinguishment of debt	—	—	5,938	10,154
Net changes in operating assets and liabilities:
Trade and other receivables	60,767	5,576	89,134	6,507
Inventories-owned	(18,437)	(145,767)	559,766	281,171
Inventories-not owned	54,786	(18,235)	69,407	50,611
Deferred income taxes	16,570	11,599	20,700	11,620
Other assets	(6,140)	(8,360)	14,114	5,594
Accounts payable	(7,913)	(7,340)	(16,267)	(16,326)
Accrued liabilities	(74,710)	(50,011)	(64,968)	(84,738)
Liabilities from inventories not owned	—	—	—	3,958

Adjusted Homebuilding EBITDA	$274,176	$250,325	$791,076	$603,088

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(Dollars in thousands)
Net income	$154,892	$138,836	$440,984	$315,817
Add:
Cash distributions of income from unconsolidated joint ventures	26,551	15,031	61,725	67,457
Income taxes	94,970	86,817	269,830	196,799
Expensing of previously capitalized interest included in cost of sales	21,170	20,850	64,580	59,382
Homebuilding depreciation and amortization	1,536	986	5,361	3,572
Amortization of stock-based compensation	4,685	2,188	13,250	6,498
Less:
Income from unconsolidated joint ventures	28,409	13,277	61,196	45,906
Income from financial services subsidiary	1,219	1,106	3,458	531

Adjusted Homebuilding EBITDA	$274,176	$250,325	$791,076	$603,088

Balance Sheet Data

(Dollars in thousands, except per share amounts)

	At December 31,
	2005		2004
Stockholders’ equity per share	$25.91		$19.66
Ratio of total debt to total book capitalization(1)	49.4%		46.8%
Ratio of adjusted net homebuilding debt to total book capitalization(2)	46.5%		40.8%
Ratio of total debt to LTM adjusted homebuilding EBITDA(1)	2.1	x	1.9	x
Ratio of adjusted net homebuilding debt to LTM adjusted homebuilding EBITDA(2)	1.9	x	1.5	x
Homebuilding interest capitalized in inventories owned	$80,988		$58,620
Homebuilding interest capitalized as a percentage of inventories owned	2.8%		2.8%

(1)	Total debt at December 31, 2005 and 2004 includes $123.4 million and $81.9 million, respectively, of indebtedness of the Company’s financial services subsidiary and $43.2 million and $29.6 million, respectively, of indebtedness included in liabilities from inventories not owned.

(2)	Net homebuilding debt reflects the offset of $13.8 million and $136.7 million in cash and equivalents at December 31, 2005 and 2004, respectively, against homebuilding debt of $1,528.4 million and $1,049.4 million, respectively. Adjusted net homebuilding debt at December 31, 2005 and 2004 is further adjusted to exclude $123.4 million and $81.9 million, respectively, of indebtedness of the Company’s financial services subsidiary and $43.2 million and $29.6 million, respectively, of indebtedness included in liabilities from inventories not owned. We believe that the adjusted net homebuilding debt to total book capitalization and adjusted net homebuilding debt to LTM adjusted homebuilding EBITDA ratios are useful to investors as a measure of our ability to obtain financing. These are non-GAAP ratios and other companies may calculate these ratios differently.

STANDARD PACIFIC CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31, 2005	December 31, 2004
	(Unaudited)
ASSETS
Homebuilding:
Cash and equivalents	$18,824	$141,697
Trade and other receivables	74,986	27,049
Inventories:
Owned	2,928,850	2,111,868
Not owned	590,315	268,028
Investments in and advances to unconsolidated joint ventures	285,760	205,429
Deferred income taxes	58,681	37,981
Goodwill and other intangibles, net	120,396	85,849
Other assets	60,052	33,857

	4,137,864	2,911,758

Financial Services:
Cash and equivalents	9,799	9,107
Mortgage loans held for sale	129,835	88,570
Other assets	3,344	3,798

	142,978	101,475

Total Assets	$4,280,842	$3,013,233

LIABILITIES AND STOCKHOLDERS’ EQUITY
Homebuilding:
Accounts payable	$115,082	$96,470
Accrued liabilities	345,294	286,125
Liabilities from inventories not owned	48,737	32,390
Revolving credit facility	183,100	—
Trust deed and other notes payable	97,031	26,340
Senior notes payable	1,099,153	874,068
Senior subordinated notes payable	149,124	149,026

	2,037,521	1,464,419

Financial Services:
Accounts payable and other liabilities	2,246	2,127
Mortgage credit facilities	123,426	81,892

	125,672	84,019

Total Liabilities	2,163,193	1,548,438

Minority Interests	378,490	142,800
Stockholders’ Equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 67,129,010 and 67,234,698 shares outstanding, respectively	671	672
Additional paid-in capital	405,638	418,591
Retained earnings	1,332,850	902,732

Total Stockholders’ Equity	1,739,159	1,321,995

Total Liabilities and Stockholders’ Equity	$4,280,842	$3,013,233